UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2023

EMBARK TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39881 (Commission File Number)	86-3343695 (I.R.S. Employer Identification No.)

321 Alabama Street

San Francisco, CA 94110

(Address of principal executive offices, including zip code)

(415) 671-9628

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EMBK	The Nasdaq Global Market

Warrants to purchase 1/20th share of Class A common stock, each at an exercise price of $11.50 per warrant	EMBKW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 25, 2023, Embark Technology, Inc. (“Embark”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Applied Intuition, Inc. (“Parent”) and Azara Merger Sub, Inc. (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Embark (the “Merger”), with Embark continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

The Transaction Committee of Embark’s Board of Directors, comprised solely of independent and disinterested directors, unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Embark and its stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and resolved to recommend that Embark’s Board of Directors (the “Board”) approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. Thereafter, the Board unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Embark and its stockholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and resolved to recommend that Embark’s stockholders vote to adopt the Merger Agreement and approve the Merger and the transactions contemplated by the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock and Class B common stock of Embark, par value $0.0001 per share (collectively, the “Common Stock”), outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of Embark who have not voted in favor of the adoption of the Merger Agreement or the Merger nor consented to the Merger and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will, at the Effective Time, automatically be converted into the right to receive $2.88 in cash without interest thereon (the “Per Share Price”), subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Common Stock that is vested or vests at the Effective Time after taking into account any accelerated vesting in connection with the Merger, and with respect to which the exercise price is less than the Per Share Price (each, a “Vested In-the-Money Company Option”) will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock subject to such option multiplied by (2) the excess, if any, of the Per Share Price over the exercise price per share of such option, without interest and subject to applicable withholding taxes. Each outstanding option to purchase shares of Common Stock that is unexercised immediately prior to the Effective Time and is not a Vested In-the-Money Company Option will automatically be cancelled at the Effective Time for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding restricted stock units that is subject solely to service-based vesting conditions (a “Company RSU”) that is outstanding and vested (but not yet settled) or vests at the Effective Time after taking into account any accelerated vesting in connection with the Merger will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock underlying such vested Company RSU, multiplied by (2) the Per Share Price, without interest and subject to applicable withholding taxes. Each Company RSU that is not vested at the Effective Time will be automatically cancelled at the Effective Time for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding restricted stock units subject to any performance-based vesting conditions (a “Performance RSU”) will automatically be cancelled for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each of Embark’s outstanding and unexercised warrants (a “Company Warrant”) will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash equal to (1) the total number of shares of Common Stock underlying such Company Warrant, multiplied by (2) the excess, if any, of the Per Share Price over the Warrant Price (as defined in the Warrant Agreement, dated January 12, 2021, between Embark and Continental Stock Transfer & Trust Company (the “Warrant Agreement”)), without interest and subject to applicable withholding taxes.

The Merger Agreement contains customary covenants made by each of Embark, Parent and Merger Sub, including, among others, covenants by Embark regarding the conduct of its business prior to the closing of the Merger. Upon execution of the Merger Agreement, Embark became subject to customary “no-shop” restrictions on its ability (and the ability of its subsidiaries and representatives), except as permitted by the Merger Agreement, to, among other things, (1) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal; (2) subject to certain exceptions, provide nonpublic information relating to Embark or any of its subsidiaries to third parties; (3) engage in discussions or negotiations with third parties regarding alternative acquisition proposals; (4) approve, endorse, or recommend any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition proposal; or (6) authorize, propose or commit to do any of the foregoing. Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock; and (2) the absence of an order or law preventing the Merger. The consummation of the Merger will take place as promptly as practicable after the satisfaction or waiver of the closing conditions, provided that unless the parties mutually agree, the Closing will not occur until the earlier of August 4, 2023 and the date the United States District Court for the Northern District of California (the “Court”) presiding over the legal proceeding captioned Hardy v. Embark Technology, Inc., et. al., Case No. 3:22-cv-02090-JSC (the “Legal Proceeding”) enters an order approving Plaintiffs’ Unopposed Motion for Preliminary Approval of Class Action Settlement, filed on May 17, 2023 (the “Motion”).

Either Embark or Parent may terminate the Merger Agreement if (1) the Effective Time has not occurred by August 23, 2023 (subject to an automatic extension to November 21, 2023, if the definitive proxy statement has not been filed with the United States Securities and Exchange Commission (the “SEC”) on or before June 23, 2023, or if the SEC provides comments to the preliminary proxy statement) (as may be extended pursuant the Merger Agreement, the “Termination Date”), (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order that permanently prohibits, makes illegal or enjoins the consummation of the Merger, (3) any law has been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger or (4) Embark’s stockholders fail to adopt the Merger Agreement. Embark may terminate the Merger Agreement in certain additional limited circumstances, including to allow Embark to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Board withdraws its recommendation that Embark’s stockholders vote to adopt the Merger Agreement or if the Court presiding over the Legal Proceeding enters an order denying the Motion (the “Legal Proceeding Termination”).

Upon termination of the Merger Agreement under specified circumstances, Embark will be required to pay Parent a termination fee of $3,000,000. Specifically, this termination fee is payable by Embark to Parent if the Merger Agreement is terminated by (1) Parent following (a) the Board’s determination to change its recommendation with respect to the Merger or (b) the Company’s willful breach of its “no-shop” obligations; or (2) Embark following the decision by the Board to authorize the acceptance of a Superior Proposal. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated because (a) the Merger is not completed by the Termination Date; (b) Embark’s stockholders fail to adopt the Merger Agreement or (c) the Company breaches its representations or covenants at a level specified in the Merger Agreement; and (2) within one year of the termination of the Merger Agreement, Embark consummates an Acquisition Transaction (as defined in the Merger Agreement) or enters into a definitive agreement providing for the consummation of an Acquisition Transaction, in each case, subject to certain exceptions with respect to a liquidation or dissolution of the Company. Upon the Legal Proceeding Termination, Parent will be required to pay to the Company a termination fee of $1,000,000.

The Merger Agreement also provides that Embark, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and Embark. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;
•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and
•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference.

Voting and Support Agreements

On May 25, 2023, in connection with the execution of the Merger Agreement, Alex Rodrigues and Brandon Moak, solely in their capacity as stockholders of Embark, have entered into a voting and support agreement with the Company and Parent (the “Founder Voting Agreement”). In addition, on May 25, 2023, in connection with the execution of the Merger Agreement, affiliates of Sequoia Capital (Sequoia Capital U.S. Growth Fund VII, L.P., Sequoia Capital U.S. Growth VII Principals Fund, L.P., Sequoia Capital U.S. Venture Fund XV, L.P., Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P., Sequoia Capital U.S. Venture Partners Fund XV, L.P. and Sequoia Capital U.S. Venture XV Principals Fund, L.P.), one of Embark’s major investors, entered into a voting and support agreement with the Company and Parent (the “Major Stockholder Voting Agreement” and, together with the Founder Voting Agreement, the “Voting Agreements”). In total, the stockholders that signed the Voting Agreements represent approximately seventy-three percent (73%) of Embark’s outstanding voting power based on the number of shares of Common Stock outstanding as of May 23, 2023. Under the Voting Agreements, the stockholders party thereto have agreed to vote their shares of Common Stock in favor of the adoption of the Merger Agreement, not transfer their shares of Common Stock, subject to certain exceptions, and certain other matters. The Voting Agreements terminate in certain circumstances, including upon the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the Founder Voting Agreement and Major Stockholder Voting Agreement, copies of which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated by reference.

Item 3.03	Material Modification to Rights of Security Holders.

On May 25, 2023, Embark and Continental Stock Transfer & Trust Company entered into an amendment (the “Warrant Amendment”) to the Warrant Agreement, amending Embark’s warrant holders’ (“Warrant Holders”) rights under the Warrant Agreement. The Warrant Amendment provides that, upon the completion of the Merger, (i) the Warrant Price (as defined in the Warrant Agreement) will be reduced by an amount equal to the difference between (A) the Warrant Price in effect prior to such reduction minus (B) (I) the Per Share Price minus (II) the Black-Scholes Warrant Value (as defined in the Warrant Agreement), and (ii) immediately following (and after giving effect to) the reduction of the Warrant Price as set forth in the immediately preceding clause (i), each outstanding warrant to purchase Common Stock (a “Warrant”) will be automatically cancelled with no action required from the Warrant Holders and converted into a right to receive an amount in cash, without interest, equal to (A) the total number of shares of Common Stock underlying such Warrant multiplied by (B) the excess, if any, of (I) the Per Share Price over (II) the Warrant Price.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the full text of the Warrant Amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference.

Item 8.01	Other Items

On May 25, 2023, Embark and Parent issued a joint press release announcing the Merger. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

Additional Information and Where to Find It

Embark, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Embark by Applied Intuition, Inc. (the “Transaction”). Embark plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Embark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), which was filed with the SEC on March 28, 2023. To the extent that holdings of Embark’s securities have changed since the amounts set forth in the 2022 Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Embark will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT EMBARK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction at the SEC’s website (https://www.sec.gov). Copies of Embark’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Embark with the SEC in connection with the Transaction will also be available, free of charge, at Embark’s investor relations website (https://investors.embarktrucks.com).

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Embark’s Board of Directors in approving the Transaction; expectations for Embark following the closing of the Transaction; and expectations for Embark if the Transaction does not close. Such forward looking statements are subject to inherent risks and uncertainties, including those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Embark’s stockholders for the Transaction are not obtained on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Embark to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against the parties and others relating to the Transaction; (v) the effect of the announcement or pendency of the Transaction on Embark’s assets, liabilities or financial condition; (vi) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (vii) the risk that Embark’s stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; and (viii) other risks and uncertainties detailed in the periodic reports that Embark files with the SEC, including the 2022 Annual Report and the Quarterly Report on Form 10-Q filed with the SEC on May 15, 2022, each of which may be obtained on the investor relations section of Embark’s website (https://investors.embarktrucks.com). If any of these risks or uncertainties materialize, or if any of Embark’s assumptions prove incorrect, Embark’s actual results could differ materially from the results expressed or implied by these forward-looking statements. All forward-looking statements in this communication are based on information available to Embark as of the date of this communication, and Embark does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 25, 2023, among Applied Intuition, Inc., Azara Merger Sub, Inc., and Embark Technology, Inc. *
4.1	Amendment to Warrant Agreement, dated May 25, 2023, between Embark Technology, Inc. and Continental Stock Transfer & Trust Company, as warrant agent.
10.1	Voting and Support Agreement, dated May 25, 2023, among Applied Intuition, Inc., Embark Technology, Inc., Alex Rodrigues and Brandon Moak. #
10.2	Voting and Support Agreement, dated May 25, 2023, among Applied Intuition, Inc., Embark Technology, Inc and certain stockholders party thereto. #
99.1	Press Release of Embark Technology, Inc. and Applied Intuition, Inc., dated May 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits omitted pursuant to Item 601(a)(5) or Item 601(b)(2) (as applicable) of Regulation S-K. Embark will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Embark may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.
#	Certain confidential portions of this exhibit were omitted by means of marking portions with brackets and asterisks because the identified confidential portions constituted personally identifiable information that is not material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embark Technology, Inc.
Date: May 25, 2023	By:	/s/ Siddhartha Venkatesan
	Name:	Siddhartha Venkatesan
	Title:	Chief Legal Officer